Exhibit 99.1
Media Inquires:        (312) 606-4356
Investor Relations:   (312) 606-4125
USG CORPORATION FILES PLAN OF REORGANIZATION
AND DISCLOSURE STATEMENT
     CHICAGO, February 17, 2006 — USG Corporation (NYSE:USG) announced that today it has filed with the Bankruptcy Court in Delaware a Joint Plan of Reorganization and an accompanying Disclosure Statement. The Company filed these documents in connection with its plan to emerge from Chapter 11 later this year.
     The Asbestos Personal Injury Claimants Committee, the court-appointed Representative for Future Asbestos Claimants and the committee representing the unsecured creditors have expressed support for the Plan of Reorganization. A Bankruptcy Court hearing to approve the Disclosure Statement is scheduled to occur on April 3, 2006. A hearing on confirmation of the Plan of Reorganization currently is scheduled for June 15 and 16, 2006. Judge Judith Fitzgerald of the United States Bankruptcy Court for the Western District of Pennsylvania and visiting United States Bankruptcy Court Judge in the District of Delaware will preside over both hearings. The Honorable Joy Flowers Conti, District Court Judge for the United States District Court for the Western District of Pennsylvania, will sit with Judge Fitzgerald on June 15, 2006.
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USG FILES PLAN OF REORGANIZATION AND DISCLOSURE STATEMENT/2
     The Plan of Reorganization and the Disclosure Statement and any exhibits, when filed, will be available on the company’s web site, www.usg.com.
     USG and its principal domestic subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code on June 25, 2001. This action was taken to resolve asbestos claims in a fair and equitable manner, protect the long-term value of the businesses and maintain their market leadership positions.
     On January 30, 2006, USG announced that it reached an agreement in its bankruptcy to resolve all present and future asbestos-related personal injury claims against USG and its subsidiaries. As noted in the January 30 announcement, the agreement was reached with the Asbestos Personal Injury Claimants Committee and the Court-appointed Representative for Future Asbestos Claimants, and is also supported by the committees representing both unsecured creditors and stockholders. Additional details regarding USG’s asbestos agreement are available via the USG Web site (www.usg.com) under “Latest News.”
     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution. For more information about USG Corporation, visit the USG home page at www.usg.com.
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This press release contains forward-looking statements related to management’s expectations about future conditions. The effects of USG’s Chapter 11 reorganization and the conduct, outcome and costs of the Chapter 11 cases, including the ultimate outcome and costs associated with the corporation’s agreement to resolve its asbestos liabilities, may differ from management’s expectations. Actual business, market or other conditions may also differ from management’s expectations and accordingly affect the corporation’s sales and profitability or other results. Actual results may differ due to various other factors, including economic conditions such as the levels of construction activity, employment levels, interest rates, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials; increases in raw material and energy and employee benefit costs; loss of one or more major customers; and the unpredictable effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. USG Corporation assumes no obligation to update any forward-looking information contained in this press release.